Exhibit 99.1

News Release

INTERNATIONAL GAME TECHNOLOGY

REPORTS 2009 SECOND QUARTER RESULTS

(Reno, NV – April 23, 2009) – International Game Technology (NYSE: IGT) reported financial results for the second quarter ended March 31, 2009.

Net income for the quarter was $38.3 million or $0.13 per diluted share compared to $68.4 million or $0.22 per diluted share in the same quarter last year.  For the six month period ended March 31, 2009, net income was $104.0 million or $0.35 per diluted share compared to $182.1 million or $0.57 per diluted share in the same period last year.  Both the current and prior year three and six month periods were unfavorably impacted by a number of significant items.  A supplemental schedule detailing these items is included at the end of this release.

“Our second quarter saw continued difficult economic conditions worldwide impacting our financial results, but in a number of jurisdictions we are beginning to see stability in play levels,” said CEO Patti Hart.  “While the environment has been challenging, the success of our innovative new products and business efficiency initiatives give us confidence in our future prospects.  In my first month as CEO, I have seen the determination of our employees to capitalize on our industry leadership, and I am confident the results of our efforts will allow IGT to emerge a stronger company once we experience a period of sustained economic stabilization.”

Gaming Operations

	Quarters Ended		Six Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
Revenues (in millions)
North America	$256.9	$302.9	$524.4	$598.1
International	37.6	38.1	83.4	75.3
Total	$294.5	$341.0	$607.8	$673.4

Gross Margin
North America	59%	55%	55%	57%
International	57%	47%	55%	56%
Total	59%	54%	55%	57%

Installed Base
North America	46,600	48,500
International	14,700	11,100
Total	61,300	59,600

  News Release

International Game Technology

Reports 2009 Second Quarter Results

Gaming operations quarterly revenues and gross profit declined 14% and 6%, respectively, over the prior year quarter.  Declines were the result of lower play levels as well as growth in the mix of stand alone and lease operations games in our installed base.  Gross margin was 59% in the quarter compared to 54% in the prior year quarter.  The prior year margin was negatively impacted by additional jackpot expense associated with a sharp decline in interest rates and charges for technological obsolescence during that quarter.

Our installed base of recurring revenue games increased to 61,300 units, up 1,700 units or 3% from the prior year and up 400 units from the previous sequential quarter.   The increase over the prior year was driven by growth in international placements partially offset by a reduction in domestic CDS/Class II and Class III markets.

Product Sales

	Quarters Ended		Six Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
Revenues (in millions)
North America - Machine	$74.9	$81.7	$212.4	$172.4
North America - Non Machine	52.0	66.7	129.6	142.9
International - Machine	36.6	63.4	90.1	186.9
International - Non Machine	17.7	20.4	37.4	43.6
Total	$181.2	$232.2	$469.5	$545.8

Gross Margin
North America	49%	55%	50%	54%
International	46%	54%	48%	53%
Total	48%	55%	49%	54%

Units Shipped
North America	5,500	6,500	14,900	13,900
International	7,100	5,600	13,400	18,500
Total	12,600	12,100	28,300	32,400

Product sales revenues and gross profit in the second quarter declined 22% and 31%, respectively, while units shipped worldwide increased 4% over the prior year period.  On a regional basis for the quarter, North America revenues decreased 14% driven by a decline in replacement sales partially offset by increased sales of new/expansion units.  International revenues declined 35% for the quarter as a result of a less favorable geographic mix of sales, with fewer shipments into casino markets partially offset by increased shipments into Japan and the UK.  Total consolidated gross margin on product sales for the quarter was 48% compared to 55% in the prior year quarter, primarily due to a greater proportion of lower margin sales in Japan and the UK and lower levels of non-machines revenues.

Operating Expenses, Other Expense and Taxes

Operating expenses totaled $189.8 million for the quarter, an increase of $5.9 million over the prior year quarter and a sequential decrease of $16.0 million.  SG&A, excluding restructuring costs and bad debt provisions, was $96.4 million in the current quarter, a decline of $7.2 or 7%, from the prior sequential quarter.

Other expense, net, totaled $11.6 million, up from $8.8 million in the prior year quarter.  The increase was mostly driven by higher interest on increased borrowings and losses on foreign currency exchange, partially offset by gains on investments and retirement of debt.

  News Release

International Game Technology

Reports 2009 Second Quarter Results

The tax rate for the quarter was 34.6% compared to 41.9% in the prior year, mostly due to favorable discrete tax items.  Excluding these items, the current quarter tax rate would have been approximately 38.0% compared to 37.6% in the prior year quarter.

Balance Sheet and Capital Deployment

For the six months ended March 31, 2009, IGT generated $206.1 million in cash from operations on net income of $104.0 million compared to $195.0 million on net income of $182.1 million in the prior year period.

Working capital increased to $734.0 million at March 31, 2009 compared to $733.4 million at September 30, 2008.  Cash and equivalents (inclusive of restricted amounts) totaled $287.9 million and debt totaled $2.2 billion, with $1.0 billion of available capacity on the Company’s $2.5 billion line of credit as of March 31, 2009.

Earnings Conference Call

As announced on April 2, 2009, IGT will host a conference call to discuss Second Quarter results at 6:00 a.m. Pacific Time today.  The access numbers are as follows:

Domestic callers dial 888-843-9209, passcode IGT

International callers dial 415-228-4953, passcode IGT

The conference call will also be broadcast live over the Internet.  A link to the webcast is available at our website http://www.IGT.com/InvestorRelations.  If you are unable to participate during the live webcast, the call will be archived until Friday, May 1, 2009 at http://www.IGT.com/InvestorRelations.

Interested parties not having access to the Internet may listen to a taped replay of the entire conference call commencing at approximately 8:00 a.m. Pacific Time today.  This replay will run through Friday, May 1, 2009.  The access numbers are as follows:

Domestic callers dial 800-925-5092

International callers dial 402-661-5143

In this release, we make some “forward looking” statements, which are not historical facts, but are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable.  These statements also relate to our future prospects and proposed new products, services, developments or business strategies.  These statements are identified by their use of terms and phrases such as: anticipate; believe; could; estimate; expect; intend; may; plan; predict; project; forecast; on track; continue; and other similar terms and phrases including references to assumptions.  These phrases and statements include, but are not limited to, the following:

•

in a number of jurisdictions we are beginning to see stability in play levels.

•

the success of our innovative new products and business efficiency initiatives give us confidence in our future prospects.

•

the results of our efforts will allow IGT to emerge a stronger company once we experience a period of sustained economic stabilization.

  News Release

International Game Technology

Reports 2009 Second Quarter Results

Actual results could differ materially from those projected or reflected in any of our forward looking statements. Our future financial condition and results of operations, as well as any forward looking statements, are subject to change and to inherent known and unknown risks and uncertainties. We do not intend, and undertake no obligation, to update our forward looking statements to reflect future events or circumstances. We urge you to carefully review the following discussion of the specific risks and uncertainties that affect our business. These include, but are not limited to:

•

Unfavorable changes to regulations or problems with obtaining needed licenses or approvals

•

Decline in the popularity of IGT games or unfavorable changes in player and operator preferences or a decline in play levels, including play levels of recurring revenue games

•

Continuing or worsening unfavorable economic conditions which may reduce product sales, the play levels of our participation games and our ability to collect outstanding receivables from our customers

•

Decreases in or continued low interest rates which in turn increases our costs to fund jackpots

•

Slow growth in the number of new casinos or the rate of replacement of existing gaming machines

•

Failure to successfully develop and manage frequent introductions of innovative products

•

Failure to attract, retain and motivate key employees which may adversely affect our ability to compete

•

Failure or inability to protect our intellectual property

•

Claims of intellectual property infringement or invalidity

•

Outstanding debt obligations and significant investments or financing commitments which could adversely impact our liquidity

•

Risks related to international operations

Historical results achieved are not necessarily indicative of future prospects of IGT. More information on factors that could affect IGT's business and financial results are included in our most recent Annual Report on Form 10-K and other public filings made with the Securities and Exchange Commission.

International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.

Contact: Patrick Cavanaugh, Executive Vice President and Chief Financial Officer or Craig Billings, Vice President Corporate Finance/Investor Relations, both of IGT, +1-866-296-4232

  News Release

International Game Technology

Reports 2009 Second Quarter Results

Unaudited Condensed Consolidated Statements of Income

	Quarters Ended		Six Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
(In millions, except per share amounts)
Revenues
Gaming operations	$294.5	$341.0	$607.8	$673.4
Product sales	181.2	232.2	469.5	545.8
Total revenues	475.7	573.2	1,077.3	1,219.2
Costs and operating expenses
Cost of gaming operations	121.5	157.1	273.4	290.0
Cost of product sales	94.2	105.6	238.0	252.0
Selling, general and administrative	109.3	111.5	224.3	211.8
Research and development	52.8	53.8	106.3	105.1
Restructuring charges	8.3	––	25.7	––
Depreciation and amortization	19.4	18.6	39.4	37.8
Total costs and operating expenses	405.5	446.6	907.1	896.7
Operating income	70.2	126.6	170.2	322.5
Other income (expense), net	(11.6)	(8.8)	(31.4)	(16.6)
Income before tax	58.6	117.8	138.8	305.9
Income tax provisions	20.3	49.4	34.8	123.8
Net income	$38.3	$68.4	$104.0	$182.1
Basic earnings per share	$0.13	$0.22	$0.35	$0.58
Diluted earnings per share	$0.13	$0.22	$0.35	$0.57
Weighted average shares outstanding
Basic	293.6	312.3	293.4	313.4
Diluted	293.9	315.9	293.7	317.2

  News Release

International Game Technology

Reports 2009 Second Quarter Results

Unaudited Condensed Consolidated Balance Sheets

	March 31,	September 30,
	2009	2008
(In millions)
Assets
Current assets
Cash and equivalents	$191.2	$266.4
Restricted cash and investments	96.7	108.0
Receivables, net	422.1	530.3
Inventories	189.3	218.3
Jackpot annuity investments	67.9	67.5
Other	313.4	279.6
Total current assets	1,280.6	1,470.1
Notes and contracts receivable, net	202.8	148.2
Property, plant and equipment, net	582.7	590.9
Jackpot annuity investments	413.6	423.4
Goodwill and intangibles, net	1,390.0	1,407.4
Other assets	497.0	517.4
Total assets	$4,366.7	$4,557.4
Liabilities and Stockholders' Equity
Current liabilities
Current maturities of notes payable	$0.9	$16.0
Accounts payable	63.3	105.7
Jackpot liabilities	178.7	189.7
Accrued income taxes	3.2	15.3
Dividends payable	17.8	42.9
Other accrued liabilities	282.7	367.1
Total current liabilities	546.6	736.7
Notes payable, net of current maturities	2,248.1	2,247.1
Non-current jackpot liabilities	453.5	461.0
Other liabilities	175.9	203.6
Total liabilities	3,424.1	3,648.4
Total stockholders' equity	942.6	909.0
Total liabilities and stockholders' equity	$4,366.7	$4,557.4

  News Release

International Game Technology

Reports 2009 Second Quarter Results

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	March 31,
	2009	2008
(In millions)
Operations
Net income	$104.0	$182.1
Depreciation, amortization, and asset charges	148.2	146.4
Other non-cash items	47.0	29.4
Changes in operating assets and liabilities:
Receivables	85.5	49.7
Inventories	21.3	(39.0)
Accounts payable and accrued liabilities	(95.9)	(94.9)
Jackpot liabilities	(31.5)	0.1
Income taxes	(76.0)	(29.8)
Prepaid and other assets	3.5	(49.0)
Cash from operations	206.1	195.0
Investing
Capital expenditures	(133.9)	(150.2)
Investments, net	(11.9)	67.1
Jackpot annuity investments, net	23.7	16.6
Changes in restricted cash	11.3	(70.5)
Loan advances (repayments), net	(62.6)	(9.9)
Business acquisitions	(15.7)	(3.0)
Other	3.7	3.9
Cash from investing	(185.4)	(146.0)
Financing
Debt proceeds (repayments), net	(8.9)	184.1
Employee stock plans	5.4	81.7
Dividends paid	(85.8)	(88.4)
Share repurchases	––	(245.0)
Cash from financing	(89.3)	(67.6)
Foreign exchange rates effect on cash	(6.6)	9.3
Net change in cash and equivalents	(75.2)	(9.3)
Beginning cash and equivalents	266.4	261.3
Ending cash and equivalents	$191.2	$252.0

  News Release

International Game Technology

Reports 2009 Second Quarter Results

Unaudited Supplemental Data

	Quarters Ended		Six Months Ended
	March 31,		March 31,
Reconciliation of Net Income to Adjusted EBITDA	2009	2008	2009	2008
(In millions)
Net income	$38.3	$68.4	$104.0	$182.1
Income tax provisions	20.3	49.4	34.8	123.8
Other (income) expense, net	11.6	8.8	31.4	16.6
Restructuring charges	8.3	––	25.7	––
Depreciation and amortization	69.1	77.1	148.2	146.4
Share-based compensation (excluding restructuring adjustment)	9.4	8.0	21.8	17.3
Adjusted EBITDA	$157.0	$211.7	$365.9	$486.2

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, including fixed asset charges, share-based compensation, restructuring charges, and other income/expense, net) is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate our financial performance. Adjusted EBITDA provides useful information to investors regarding our ability to service debt and is a commonly used financial analysis tool for measuring and comparing gaming companies in several areas of liquidity, operating performance, valuation and leverage. Adjusted EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. All companies do not calculate Adjusted EBITDA in the same manner and IGT's presentation may not be comparable to those presented by other companies.

	Six Months Ended
	March 31,
Reconciliation of Cash from Operations to Free Cash Flow	2009	2008
(In millions)
Cash from operations	$206.1	$195.0
Investment in property, plant and equipment	(28.4)	(52.4)
Investment in gaming operations equipment	(101.2)	(91.9)
Investment in intellectual property	(4.3)	(5.9)
Free Cash Flow before dividends	72.2	44.8
Dividends paid	(85.8)	(88.4)
Free Cash Flow	$(13.6)	$(43.6)

Free cash flow is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate the discretionary amount of our net cash from operations. Net cash from operations is reduced by amounts expended for capital expenditures and dividends paid. Free cash flow should not be construed as an alternative to net cash from operations or other cash flow measurements determined in accordance with generally accepted accounting principles. All companies do not calculate free cash flow in the same manner and IGT's presentation may not be comparable to those presented by other companies.

  News Release

International Game Technology

Reports 2009 Second Quarter Results

Unaudited Supplemental Data (continued)

Items Affecting Comparability	Income statement line impacted	Quarter Ended March 31,		Six Months Ended March 31,

		2009	2008	2009	2008
(In millions, except per share amounts)		favorable (unfavorable)		favorable (unfavorable)

Impact of interest rate changes on jackpot liabilities	Cost of gaming operations	$4.8	$(12.3)	$(9.2)	$(14.8)
Salvage value adjustments	Cost of gaming operations	––	––	––	(5.3)
Fixed asset charges (technological obsolescence)	Cost of gaming operations	––	(8.0)	(3.5)	(5.1)
Inventory write-downs (technological obsolescence)	Cost of product sales	––	(2.4)	(2.6)	(2.4)
Bad debt provision	Selling, general, & administrative	(12.9)	(5.8)	(24.2)	(1.2)
Foreign currency gain (loss)	Other income (expense)	(2.9)	0.4	(7.0)	(1.9)
Gain on repurchases of convertible debentures	Other income (expense)	2.1	––	6.5	––
		––	––
Subtotal before tax	Income before tax	(8.9)	(28.1)	(40.0)	(30.7)
Tax effect	Income tax provision	3.4	10.6	15.2	11.6
Subtotal after tax	Net income	$(5.5)	$(17.5)	$(24.8)	$(19.1)

Other:
Restructuring charges	Selling, general, & administrative	$(8.3)	$––	$(25.7)	$––
Investment gain (loss) (a)	Other income (expense)	2.2	––	(3.1)	––
		––	––
Subtotal before tax	Income before tax	(6.1)	––	(28.8)	––
Tax effect (a)	Income tax provision	3.7	––	10.3	––
Discrete tax items	Income tax provision	2.9	(2.6)	19.9	(4.9)
Subtotal after tax	Net income	$0.5	$(2.6)	$1.4	$(4.9)

(a) Certain investment write-downs have no tax effect

Total before tax	Income before tax	$(15.0)	$(28.1)	$(68.8)	$(30.7)
Total tax effect	Income tax provision	10.0	8.0	45.4	6.7
Total after tax	Net income	$(5.0)	$(20.1)	$(23.4)	$(24.0)

Total per diluted share		$(0.02)	$(0.06)	$(0.08)	$(0.08)